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                                                                    EXHIBIT 99.1


     These securities are being offered in California only to investors who have either (a) not less than $100,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile) plus $65,000 gross annual income or (b) $250,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile).
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                           TAYLOR CAPITAL GROUP, INC.


               % NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A


                              STATE OF CALIFORNIA


                         REPRESENTATION OF SUITABILITY



     I,                , hereby represent to Taylor Capital Group, Inc. (the
"Company") and Piper Jaffray Inc. and Robert W. Baird & Co. Incorporated (the "Underwriters"), that I have either (a) not less than $100,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile) plus $65,000 gross annual income or (b) $250,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile).



     I intend that the Company and the Underwriters shall rely on this
representation for the issuance of shares of the Company's   % Noncumulative
Perpetual Preferred Stock, Series A.


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                                          Signature of investor


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                                          Date